Exhibit 10.15

CONFIDENTIAL RELEASE AND SETTLEMENT AGREEMENT

THIS RELEASE AND SETTLEMENT AGREEMENT (“Agreement”) is made effective this 27th day of April, 2009, by and between William T. Jacobson (“William Jacobson”), Mary Ann Jacobson, David Jacobson, and Karl W. Jacobson (collectively, referred to as “the Jacobsons”) and Atlas Mining Company (“Atlas”).  The Jacobsons and Atlas shall collectively be referred to as “the Parties.”

RECITALS

A.           Atlas has made the Jacobsons aware of potential securities and common law claims arising out of William Jacobson’s tenure as an officer and director of Atlas that it intended to assert against the Jacobsons.

B.           William Jacobson has made Atlas aware of potential claims for unpaid accrued vacation and other compensation issues that that he intended to assert against Atlas.

C.           Two other actions relevant to William Jacobson’s tenure as an officer and director of Atlas, listed below, are in progress against Atlas and William Jacobson.  These actions are: Benson v. Atlas Mining Company, Case No. CV 07-428-N-EJL-MHW (D. Idaho) (“Class Action Litigation”); and the United States Securities and Exchange Commission’s (“SEC”) formal investigation of Atlas and former Atlas officers, pertaining to potential violations of federal securities law (“SEC Investigation”).

D.           The Parties have entered into this Agreement to avoid the expense, inconvenience, and uncertainty of litigation.  The purpose of this Agreement is to achieve settlement and compromise of Atlas’s potential claims against the Jacobsons arising out of William Jacobson’s tenure as an officer and director of Atlas, and the Jacobsons’ potential claims against Atlas arising out of the same

TERMS

1. William Jacobson agrees to transfer ownership to Atlas of 3,044,083 Atlas shares, which constitute any and all Atlas shares that he owns.

2. William Jacobson represents, warrants, and covenants the following:

a)	that he only owns 3,044,083 of Atlas stock and is transferring any and all Atlas shares that he owns pursuant this Agreement;

b)	that Appendix A constitutes any and all assets William Jacobson owns or in which he has any ownership interest;

c)
that he has obtained and provided his counsel, who in turn has provided such information to Atlas counsel, an accurate accounting for those Atlas shares owned by Mary Ann Jacobson, Karl W.  Jacobson, and David Jacobson;

d)
that there are no arrangements that previously existed or currently exist, pursuant to which William Jacobson gifted or transferred any of his currently or previously owned assets (other than Atlas shares), to a family member, trust, or similar vehicle, within the last six years;

e)
That by executing and performing pursuant to this Agreement and agreeing to provide the consideration referenced in this Agreement and by receiving the release from Atlas hereunder, William Jacobson will render himself solvent and that the execution or implementation of this Agreement in no way renders himself in the zone of insolvency or insolvent or with insufficient assets to pay his obligations as they come due.

This Agreement is entered into in consideration, in part, of these representations, warranties, and covenants discussed above.  The Jacobsons and Atlas agree that any inaccuracies in the representations, warranties, or covenants will constitute a breach of this Agreement providing Atlas any and all rights and remedies it has or may have in law or equity against William Jacobson and/or any other of the Jacobsons collectively or individually.  Likewise, William Jacobson agrees to indemnify, defend, save and hold Atlas and their affiliates and each of their respective officers, employees, legal counsel and other representatives and agents harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys fees and costs), that arise out of or are connected with any inaccuracies in the representations, warranties, and/covenants contained in this Agreement

3. William Jacobson and Mary Ann Jacobson agree, collectively and individually, to waive any and all rights and claims that he has, or may have, under any potentially applicable insurance policy issued to Atlas.  Such insurance policies include, but are not limited to, the Navigators Policy No. NY06DOL103375NV (originally October 17, 2006 to October 17, 2007), Navigators Policy No. NY07DOL103375NV (October 1, 2007 to October 1, 2008), RSUI Indemnity Company Policy No. NHS626701 (October 1, 2007 to October 1, 2008), and National Union Policy No. 00-228-41-70 (October 17, 2008 to October 17, 2009) (collectively “the Policies”).  This release shall apply to any and all past, present, and future claims, including but not limited to the Class Action Litigation, the SEC Investigation, and/or any other claim that might arise in the future.

4. William Jacobson and Mary Ann Jacobson agree, collectively and individually, to consent unconditionally (upon the request of Atlas) to any payments by Navigators or any other insurers to Atlas or other insured persons or entities, and to cooperate reasonably with any efforts to secure payments from insurers.

5. William Jacobson agrees to provide copies of invoices for legal fees associated solely with the defense of the Class Action Litigation (“Defense Costs”).  William Jacobson shall remove or redact any billing entries and amounts related to any other matter in order to facilitate Atlas efforts to obtain insurance coverage for such Defense Costs.  The maximum amount of Defense Costs that Atlas will pay, pursuant to the terms of this Agreement, is $293,000.00, William Jacobson agrees to cooperate reasonably with Atlas’s efforts to present such Defense Costs to Navigators and/or any other insurer for payment, including withdrawing his Motion to Lift Stay in the pending interpleader action and by providing an undertaking with respect to any events at issue in the Class Action Litigation.  In the event that Navigators and/or other insurers decline to pay such costs directly to William Jacobson in full or in part, subject to a review for reasonableness, and subject to the maximum amount contained in this Agreement, Atlas agrees to pay such Defense Costs.

6. In consideration for William Jacobson’s agreements described above, Atlas agrees to pay William Jacobson the amount of one hundred and seventy thousand dollars and zero cents ($170,000.00) upon complete resolution of the Class Action Litigation including Idaho District Court approval and, to the extent necessary, successful resolution in the highest applicable court of appeals.  However, in the event that Atlas executes a settlement agreement with respect to the Class Action Litigation and the Idaho District Court approves settlement of the Class Action Litigation, Jacobson shall transfer all 3,044,083 shares of his Atlas shares to Atlas within three business days of the Court’s approval of this settlement.  Atlas, in turn, will within five business days of receiving all of Jacobson’s Atlas shares, sell, dispose, or otherwise market one hundred and seventy thousand dollars and zero cents ($170,000.00) of such shares, and forward the proceeds from that sale by check payable to his counsel, Yarmuth Wilsdon Calfo PLLC, 818 Stewart Street, Seattle, Washington 98101, for deposit into a trust account To the extent that, i) the Idaho District Court approves the settlement; and ii) the District Court’s approval is subsequently overturned on appeal; and iii) either Atlas or Jacobson exercise their right to withdraw from this Agreement under Paragraph 7, Atlas shall return to Jacobson the 3,044,083 shares less the amount necessary to generate the one hundred and seventy thousand dollar payment ($170,000.00) referenced above.

7. This Agreement is entered into on the premise that the Class Action Litigation will be settled and fully resolved.  To the extent that the Class Action Litigation is not settled pursuant to a written, fully executed settlement agreement by and between the Class Action Litigation participants within 45 days of final documentation of this Agreement, either Atlas or William Jacobson is entitled to withdraw from this Agreement and any associated terms.  To the extent that the United States District Court for the District of Idaho, or any subsequent appellate

court, rejects any material provision of the settlement in the Class Action Litigation, Atlas or William Jacobson are entitled to   withdraw from this Agreement and any associated terms.  To the extent that Atlas and William Jacobson withdraw from this Agreement, they must do so in writing, upon which this Agreement shall be null and void with no legal effect, except for those provisions articulated in Paragraph 6 above regarding the return of the reduced amount of William Jacobson’s shares.

8. In consideration for the mutual covenants contained in this Agreement Atlas releases the Jacobsons, both collectively and individually, on behalf of itself, its past, present and future successors in interest, its agents, officers, servants, employees, attorneys, successors and assignees, and those in active concert or participation with them, specifically release, waive, and forever discharge the other from any and all claims, demands, actions, and causes of actions, of every kind and character, in law or in equity, known or unknown, arising out of or relating to conduct that occurred on or before the date of execution of this Agreement (including without limitation anything arising out of or related to: i) William Jacobson’s acts while employed by or representing Atlas; ii) the Class Action Litigation; iii) the SEC Investigation; and/or iv) any indemnification related thereto), with the specific exception of actions arising out of obligations contained in this Agreement.

9. In consideration for the mutual covenants contained in this Agreement the Jacobsons, both collectively and individually, on behalf of themselves, their past, present and future successors in interest, their agents, officers, servants, employees, attorneys, successors and assignees, and those in active concert or participation with them, specifically release, waive, and forever discharge Atlas, its past, present and future successors in interest, agents, officers, servants, employees, attorneys, successors and assignees, from any and all claims, demands, actions, and causes of actions, of every kind and character, in law or in equity, known or unknown, arising out of or relating to conduct that occurred on or before the date of execution of this Agreement ((including anything arising out of or related to: i) William Jacobson’s acts while employed by or representing Atlas; ii) the Class Action Litigation; iii) the SEC Investigation; and/or iv) any indemnification related thereto), with the exception of actions arising out of obligations contained in this Agreement.

10. William Jacobson, Mary Ann Jacobson, and Atlas agree and represent that the purpose of this Agreement is to resolve disputes between them regarding William Jacobson’s tenure as an officer and director at Atlas.  William Jacobson agrees to perform (or procure the performance of) all further acts and things, and execute and deliver to Atlas (or procure the execution and delivery of) such further documents, as may be required by law or as the other party may reasonably require, whether on or after the effectuation of this Agreement, to implement and/or give effect to this Agreement and the transactions contemplated by it, including for the purpose of vesting in the Company the shares to be transferred to it pursuant to the provisions of this Agreement and executing any agreement with the insurers at the request of Atlas reflecting the releases provided in paragraph 5.  To the extent that Atlas and the Plaintiffs are able to reach resolution of the Class Action Litigation, neither William Jacobson nor Mary Ann Jacobson will oppose the District Court’s approval of settlement of the Class Action Litigation.

11. The Parties further acknowledge and agree that they shall be entitled to recover actual expenses associated with the enforcement of this Agreement, including, but not limited to, reasonable attorneys’ fees and costs incurred in connection with such enforcement.

12. The Parties agree that this Agreement and its terms and conditions shall be subject to and construed in accordance with the laws of the State of Washington.  The Parties consent to exclusive jurisdiction and venue for any claim for enforcement of this Agreement in the state or federal courts of King County, Washington.

13. This Agreement, and any companion documents referenced together with its appendices, constitutes the entire agreement between the Parties pertaining to the settlement of disputes and obligations between them with respect to the subject matter of this Agreement.

14. The Parties each acknowledge and agree that they have reviewed this Agreement in its entirety, and every part thereof, have had the opportunity (should they wish) to consult with counsel, and that they understand the Agreement.  They further acknowledge and agree that they have had the opportunity to review this Agreement.  Atlas and William Jacobson have in fact consulted with their respective counsel as to the Agreement, and that the terms and conditions adequately and correctly reflect their respective understandings.

15. This Agreement has been generated pursuant to the equal negotiations and advice of counsel.  Accordingly, this Agreement should not be construed more favorably or unfavorably as to any Party.

16. The undersigned each covenant and warrant that they have the right and authority to enter into this Agreement and carry out its terms.

17. This Agreement may be executed in counterparts, and by facsimile or other electronic transmission, all of which taken together shall constitute one agreement.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below.

ATLAS MINING COMPANY By: Printed Name: Title: Dated:	WILLIAM T. JACOBSON By: Printed Name: Title: Dated:
MARY ANN JACOBSON By: Printed Name: Dated:	DAVID JACOBSON By: Printed Name: Dated:
KARL W. JACOBSON By: Printed Name: Dated: